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                        [Arthur Andersen LLP letterhead]

                                                                    EXHIBIT 16.1

October 7, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the statements made by Midway Airlines Corporation in this registration statement regarding the Company's change in independent public accountants and are in agreement with the statements contained herein.

Very truly yours,

/s/ Arthur Andersen LLP